Exhibit 10.1
ZIX CORPORATION 2006 DIRECTORS’ STOCK OPTION PLAN
Section 1. Purpose
     The purpose of the Zix Corporation 2006 Directors’ Stock Option Plan (hereinafter called the “Plan”) is to advance the interests of Zix Corporation, a Texas corporation (hereinafter called the “Company”), by strengthening the ability of the Company to attract, on its behalf, and retain Non-Employee Directors (as defined below) of high caliber through encouraging a sense of proprietorship by means of stock ownership.
Section 2. Definitions
     “Board” shall mean the Board of Directors of the Company.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time-to-time.
     “Committee” shall mean the entire Board of Directors, or if the administration of the Plan has been delegated to a committee of the Board, a committee selected by the Board and comprised of at least two directors. To the extent necessary to comply with applicable rules and regulations, the Committee shall consist of two or more independent directors.
     “Common Stock” shall mean the Common Stock of the Company, par value $.01 per share.
     “Date of Grant” shall mean the date on which an Option is granted under the Plan.
     “Designated Beneficiary” shall mean the beneficiary designated by the Optionee, in a manner determined by the Committee, to receive amounts due the Optionee in the event of the Optionee’s death. In the absence of an effective designation by the Optionee, Designated Beneficiary shall mean the Optionee’s estate.
     “Fair Market Value” shall mean the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sales price reported) of the Common Stock on the date specified as reported by the Nasdaq Stock Market, or by the principal national stock exchange on which the Common Stock is then listed. If there is no reported price information for such date, the Fair Market Value will be determined by the reported price information for Common Stock on the day nearest preceding such date.
     “Non-Employee Director” shall mean a member of the Board who is not an employee of the Company or a subsidiary.
     “Option” shall mean a nonqualified option to purchase shares of the Company’s Common Stock.
     “Optionee” shall mean the person to whom an Option is granted under the Plan or who has obtained the right to exercise an Option in accordance with the provisions of the Plan.
Section 3. Administration
     The Plan shall be administered by the Committee. The Committee shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time-to-time deem advisable, and to construe, interpret and administer the terms and provisions of the Plan and the agreements thereunder. The determinations and interpretations made by the Committee are final and conclusive and binding on all persons.
Section 4. Eligibility
     All Non-Employee Directors shall be eligible to receive awards of Options under the Plan.

Section 5. Maximum Amount Available for Awards
     Subject to the provisions of Section 9, the maximum number of shares of Common Stock in respect of which Options may be granted under the Plan shall be 750,000 shares of Common Stock. Shares of Common Stock may be made available from authorized but unissued shares of the Company or from shares reacquired by the Company, including shares purchased in the open market. In the event that an Option is terminated unexercised as to any shares of Common Stock covered thereby, such shares shall thereafter be again available for award pursuant to the Plan.
Section 6. Stock Options
     (a) During the term of the Plan, on the day that any Non-Employee Director is first appointed or elected to the Board, such director shall be granted nonqualified Options to purchase 25,000 shares of Common Stock. The Options shall vest quarterly and pro-rata over one year from the date of grant. Also, on the first business day in January of each year during the term of the Plan, each Non-Employee Director that has served on the Board for at least six months as of the grant date shall be granted nonqualified Options to purchase a number of shares of Common Stock equal to the greater of (i) one-half of one percent of the number of the Company’s outstanding Common Stock shares (measured as of the immediately preceding December 31) or (ii) 200,000 shares of Common Stock, divided by the greater of (A) five or (B) the number of Non-Employee Directors that have served on the Board for at least six months as of the Date of Grant; provided that, the number of shares of Common Stock covered by any such January option grant shall not exceed 40,000 shares; and provided further that, this 40,000 share limitation is exclusive of the option grants noted in Section 6(b) below. The Options shall vest quarterly and pro-rata over three years from the grant date. The exercise price of the 25,000 share option grants and of the January share option grants shall be 100% of the Fair Market Value of the Common Stock on the Date of Grant. The Options may not be exercised after the tenth anniversary of the Date of Grant.
     (b) The following grants to each Non-Employee Director that served on the Board for at least six months as of January 1, 2006, are hereby made:
•	A grant covering 38,838 shares, at an exercise price of $1.93 per share.

•	The Options granted pursuant to this Section 6(b) shall vest as follows: 1/12 of the shares of Common Stock subject to each Option grant (i.e., 3,327 shares) shall vest on the date the Plan is approved by the Company’s shareholders, and the balance of the shares of Common Stock subject to each such Option grant shall vest quarterly and pro-rata in 11 equal tranches, with the first such option tranche vesting on July 3, 2006 and the last such option tranche vesting on January 3, 2009.
     (c) Each Option hereunder shall be evidenced in writing, delivered to the Optionee, and shall be exercisable at such times and subject to such terms and conditions as specified in the applicable grant and agreement.
     (d) The Committee may impose such conditions with respect to the exercise of Options (that are consistent with the foregoing principles), including without limitation, any relating to the application of federal or state securities laws and any relating to the exercisability of the Option following separation from service on the Board, as it may deem necessary or advisable. For a director that separates from service in good standing and that has served on the Company’s Board of Directors at least five years as of the date of the separation from service, any options granted to such director, whether under the Plan or any predecessor plan providing for option grants to the Company’s Board, and that are vested as of the separation from service date, may be exercised through the last business day of December of the calendar year in which the one year anniversary of the director’s separation from service occurs.

     (e) No shares shall be delivered pursuant to any exercise of an Option until cash payment in full of the option price therefor is received by the Company. If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, any Option may be exercised by a broker-dealer acting on behalf of an Optionee if (i) the broker-dealer has received from the Optionee instructions signed by the Optionee requesting the Company to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (iii) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision. The Company shall have the right to deduct from all amounts paid to an Optionee in cash (whether under the Plan or otherwise) any taxes the Company withholds in respect of Options under the Plan.
     (f) The Company shall not be required to issue any fractional shares upon the exercise of any Options granted under the Plan. No Optionee or such Optionee’s legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares subject to an Option unless and until said Option has been exercised and the purchase price of the shares in respect of which the Option has been exercised has been paid. Unless otherwise provided in the agreement applicable thereto, an Option shall not be exercisable except by the Optionee or by a person who has obtained the Optionee’s rights under the Option by will or under the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined in the Code, and no right or interest of any Optionee shall be subject to any lien, obligation or liability of the Optionee.
Section 7. Plan Amendments
     The Board may amend, abandon, suspend or terminate the Plan or any portion thereof at any time in such respects as it may deem advisable in its sole discretion, provided that no amendment shall be made without stockholder approval if such amendment is material or if stockholder approval is necessary to comply with any tax or regulatory requirement.
Section 8. Restrictions on Issuance of Options and Option Shares
     The Company shall not be obligated to issue any shares upon the exercise of any Option granted under the Plan unless: (a) the shares pertaining to such Option have been registered under applicable securities laws or are exempt from such registration; (b) if required, the prior approval of such sale or issuance has been obtained from any state regulatory body having jurisdiction; and (c) in the event the Common Stock has been listed on any exchange, the shares pertaining to such Option have been duly listed on such exchange in accordance with the procedure specified therefor. The Company shall be under no obligation to effect or obtain any listing, registration, qualification, consent or approval with respect to shares pertaining to any Option granted under the Plan. If the shares to be issued upon the exercise of any Option granted under the Plan are intended to be issued by the Company in reliance upon the exemptions from the registration requirements of applicable federal and state securities laws, the recipient of the Option, if so requested by the Company, shall furnish to the Company such evidence and representations, including an opinion of counsel satisfactory to it as the Company may reasonably request.
     The Company shall not be liable for damages due to a delay in the delivery or issuance of any stock certificates for any reason whatsoever, including, but not limited to, a delay caused by listing, registration or qualification of the shares of Common Stock pertaining to any Option granted under the Plan upon any securities exchange or under any federal or state law or the effecting or obtaining of any consent or approval of any governmental body.
     The Committee may impose such other restrictions on the ownership and transfer of shares issued pursuant to the Plan as it deems desirable; any such restrictions shall be set forth in the agreement applicable thereto.

Section 9. Adjustment to Shares
     In the event that the Committee shall determine that any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust appropriately any or all of (a) the number and kind of shares that thereafter may be optioned under the Plan, (b) the number and kind of shares subject of Options and (c) the exercise price with respect to any of the foregoing and/or, if deemed appropriate, make provision for cash payment to an Optionee or a person who has an outstanding Option; provided, however, that the number of shares subject to any Option shall always be a whole number.
Section 10. Effective Date; Term
     The Plan, including the option grants provided for in Section 6(b), shall be subject to the approval of the Company’s shareholders, and shall be null and void if not approved by the Company’s shareholders. No Options may be granted under the Plan after the tenth year anniversary of the Adoption Date as specified below.
Section 11. General Provisions
     (a) Neither the Plan nor any Option granted hereunder is intended to confer upon any Optionee any rights with respect to continuance of the utilization of his or her services by the Company, nor to interfere in any way with his or her right or that of the Company to terminate his or her services at any time (subject to the terms of any applicable contract, law, regulation, and the articles and bylaws of the Company).
     (b) No Optionee or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she has become the holder thereof.
     (c) The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Texas (without giving effect to its conflicts of laws rules) and, to the extent applicable, federal law.
     IN WITNESS WHEREOF, the Company has caused this Plan to be adopted and executed on its behalf as of the 9th day of March 2006 (the “Adoption Date’).

Zix Corporation

By:	/s/ Ronald A. Woessner

Title:	Sr. Vice President

Date:	March 9, 2006

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